EXHIBIT 10.2
FORM OF RETENTION PLAN AGREEMENT
TO:       <Employee Name>

DATE: July 15, 2008

Dear <Employee Name>:
Thank you for your dedicated service and commitment to Vion Pharmaceuticals, Inc. (the “Company”). As you are aware the next six to twelve months are critical to the Company, as we continue to finalize our approval strategy for Cloretazine®. In order to encourage your continued dedication and focus during this time, we have made certain enhancements to your 2008 bonus opportunity and your 2009 severance protections, as summarized below.
2008 Bonus Changes. Your 2008 bonus will no longer be contingent upon the Company’s filing an NDA on a certain date. However, our objective continues to be to file the NDA as soon as possible. You will have an enhanced 2008 bonus opportunity of $                    . The bonus will be payable in three installments, according to the following schedule, subject only to your continuous employment with the Company through the applicable bonus payment date:

Bonus Payment Date:	Amount:
September 30, 2008	$___ (20% of your bonus)
November 30, 2008	$___ (30% of your bonus)
January 31, 2009	$___ (50% of your bonus)
If your employment with the Company terminates before a bonus payment date, you will not be eligible to receive any remaining bonus payments.
2009 Severance Changes. If, during 2008 or 2009, your employment with the Company is terminated by the Company without “cause” (as defined below) or following a Change of Control of the Company, you shall be entitled to receive a lump sum payment of $                     (equivalent to ___% of your base salary). Such payment shall be in lieu of any other severance arrangement you currently have with the Company. If you have an existing change-of-control severance agreement with the Company which entitles you to benefits and payment of a greater amount, you shall be entitled to receive such greater amount and benefits instead.
As used in the foregoing paragraph:
“Cause” shall mean (a) your failure to perform in any material respect (i) the duties of your position, including special projects and assignments, after notice and a reasonable opportunity to correct performance; (ii) in accordance with the Company’s policies and procedures ; (b) your commission of a crime which has a material impact on your ability to perform the duties of your position; (c) your gross negligence or willful misconduct in the commission of your duties for the Company, all as determined by the Company’s Board of Directors in its discretion.

A “Change of Control” shall be deemed to have occurred if:
          (a) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities;
          (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this subsection) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
          (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction)in which no “person” (as herein above defined) acquires more than 30 percent of the combined voting power of the Company’s then outstanding securities; or
          (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Miscellaneous. All bonus and severance payments are subject to applicable tax withholding. This letter does not guarantee or imply any right to continued employment for any period and does not constitute an employment contract.
We value your efforts and look forward to your continued contribution.

Very truly yours,
/s/ Alan Kessman
Alan Kessman
Chief Executive Officer

cc: Personnel File